Exhibit 10.35

Consulting Agreement

This Agreement, dated August 24, 2004 is entered into by and between Ronald W. White (the “Consultant”), an individual domiciliary residing at 844 West 830 North, Orem, UT 84057 and AirNet Communications Corporation, a Delaware corporation (the “Company”), with offices located at 3950 Dow Road, Melbourne, Florida 32934.

R E C I T A L S

WHEREAS the Consultant has wireless industry and investment experience; and

WHEREAS, the Consultant desires to provide sales leads, make introductions and assist the Company in evaluating strategic financial alternatives (the “Services”), and the Company desires to retain the Consultant for such purposes;

A G R E E M E N T

NOW THEREFORE, in consideration of the covenants and agreements herein, the parties agree as follows:

1. Retention. The Company hereby retains the Consultant, and the Consultant agrees to be retained by the Company, to perform the services as a consultant to the Company on the terms and conditions set forth herein. The parties agree that the Consultant shall be retained by the Company as an independent contractor on a consulting basis and not as an employee of the Company.

2. Term. The term of this Agreement shall commence as of August 18, 2004 and shall end on August 17, 2005. The Agreement shall automatically be renewed for successive one-month periods thereafter, unless terminated earlier pursuant to Section 6 hereof.

3. Duties of Consultant. The Consultant agrees to provide the Company with consulting services as is reasonably requested by the Company, within the scope of the Services described below. Consultant’s duties shall include, without limitation, upon the request of the Chief Executive Officer of the Company or his designee, provision of the Services set forth below and such other efforts as are requested and are consistent with the Company’s objective of achieving profitability and increasing stockholder value. It is understood and acknowledged by the parties that the value of the Consultant’s advice and services is not readily quantifiable, and that Consultant shall be obligated to use its best reasonable efforts to furnish the services as requested by the Company, but not be obligated to spend any specific amount of time, either at the Company’s location or elsewhere designated on behalf of the Company, in so doing.

a.	Assist the Company in formulating a strategic large operator business development strategy;

b.	Provide business contacts and assist the Company in making introductions in order to execute large operator business development;

c.	Advise the Company on matters pertaining to corporate financing; and

d.	Provide such other advice and services on matters related to the foregoing.

4. Compensation. Company shall compensate Consultant as follows:

a.	The Consultant shall be paid at a monthly billing rate of $3,000 for Services rendered hereunder, payable within 15 days of invoice submittal. The Company shall reimburse Consultant for incidental out-of-pocket-expenses such as parking fees and telephone expenses based on submission of receipts. Additional expenses, such as travel related expenses, are subject to reimbursement by the Company and shall require the advance approval of the Company.

b.	All taxes, duties, and other governmental fees or charges arising from Consultant’s receipt of remuneration hereunder shall be borne solely by Consultant. Consultant acknowledges and agrees no other compensation is due except as expressly provided above or otherwise agreed to in writing in advance by the Company.

5. Confidentiality; Securities Laws. Consultant acknowledges that it has been and may continue to be given access to confidential and proprietary information of the Company in connection with its engagement hereunder and shall keep such information confidential in accordance with the terms and conditions of the pre-existing Confidential Disclosure Agreement between Consultant and Company. Consultant may disclose certain confidential information to third parties in the course of performing hereunder provided i) such third parties are approved by Company, and ii) a confidentiality agreement between the third party and Consultant and Company exists on satisfactory terms to the Company.

6. Termination. This Agreement may be terminated by either party hereto (a) immediately at any time due to a material breach of this Agreement by the non-terminating party and (b) upon at least 30 days prior written notice to the other party. At such date of termination, any compensation amounts due and owing to the Consultant as set forth in Section 3 above shall be paid and notwithstanding the termination of this Agreement.

7. Compliance with Law. In Consultant’s performance and completion of its duties and obligations under this Agreement, Consultant and its employees, agents and contractors shall at all times fully comply with all applicable federal, state and local laws, statutes, ordinances, rules, regulations and orders.

8. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service (including overnight courier such as Fed Ex), telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to the parties as specified in the preamble to this Agreement or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered: (a) on the date delivered if by personal delivery; (b) on the date of confirmed transmission if by fax communication; and (c) on the date upon which the return receipt is signed or delivery is refused or the notice if designated by the postal authorities as not deliverable, as the case may be, if mailed.

9. Applicable Law. This Agreement has been made in the State of Florida and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

10. Compliance. All rights available to either party under this Agreement or any other document delivered hereunder or in connection herewith, or allowed it by law or equity, are and shall be cumulative and may be exercised separately or concurrently and from time to time without waiver of any other remedies. No party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.

11. Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

12. Miscellaneous.

a.	Further Actions. At any time and from time to time, each party agrees, at its expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

b.	Binding Effect. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto; provided, however, that Consultant shall not subcontract or assign this Agreement, or otherwise dispose of all or any portion of its right, title or interest herein, to any person or entity without the express prior written consent of Company.

c.	Damages. In the event of a breach by one party of any covenant, representation, warranty or other term of this Agreement, the other party shall be relieved of any obligations it may have hereunder, and in addition to the rights and remedies granted hereunder, shall be entitled to all other recourse provided by applicable law.

d.	Severability. If any provisions of this Agreement is invalid, illegal or enforceable, the balance of this Agreement shall remain in effect, and any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to any other persons and circumstances. To the extent this Agreement or any portion hereof is determined by any court, governmental agency or self-regulating body to be violative of any rules, regulations or guidelines issued or promulgated by such entities, this Agreement shall be modified, without any action by the parties hereto, to conform to such rules, regulations or guidelines.

e.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument.

f.	Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto.

13. Entire Agreement. This Agreement contains the entire agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supercedes any and all previous agreements between the parties.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

AirNet Communications Corporation		Ronald W. White

By:		By:
	Glenn Ehley		Ronald W. White
Chief Executive Officer

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